Exhibit 10.2

EMERGE INTERACTIVE, INC.

AND

POWER GENETICS COMPANY

COOPERATIVE MARKETING AGREEMENT

This Cooperative Marketing Agreement (the “Agreement”) is made this 7th day of July, 2006 (the “Effective Date”), by and between eMerge Interactive, Inc., a Delaware corporation, having its principal place of business at 10305 102nd Terrace, Sebastian, Florida, 32958 (“eMerge”), and Power Genetics Company, a Nebraska corporation, having its principal place of business at 416 Center Avenue, Holbrook, Nebraska, 68948 (“PG”).

WHEREAS, eMerge has developed and markets the CattleLog Pro software and hardware systems, CattleLog Data Services and eMerge auditing and listing services (collectively, the “eMerge Products”) for use in the livestock industry;

WHEREAS, eMerge and PG desire to undertake a cooperative marketing initiative and agree to develop promotional programs that utilize the eMerge Products; and

WHEREAS, the parties agree to cooperate in the marketing and development of promotional programs that utilize the eMerge Products.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, eMerge and PG hereby agree as follows:

1.	Marketing and Promotion.

1.1	Right to Market. During the Term and subject to the terms of this Agreement, eMerge hereby grants to PG a non-exclusive right to market, promote and sell the eMerge Products.

1.2	Marketing Efforts. PG shall use commercially reasonable efforts to, on an ongoing basis, market, promote and sell the eMerge Products to PG customers.

1.3	Retained Rights. Notwithstanding Section 1.2, eMerge shall retain all rights to market, sell and license the eMerge Products directly or indirectly to any party.

2.	Stock Incentives for Milestones.

2.1	Milestone Events.

a.	PG shall be issued up to 66,667 shares of eMerge Common Stock, par value $0.01 per share (“eMerge Common Stock”) upon the completion of certain milestone events detailed in Exhibit A attached hereto (the “Milestone Events Schedule”) over the period from Effective Date through December 31, 2007, provided, however, that any issuance of such shares shall be contingent upon the execution and delivery by PG of a subscription agreement substantially similar in form and substance to Exhibit B attached hereto (the “Subscription Agreement”) and any deviations therefrom shall be satisfactory to eMerge. Upon issuance, such shares will be validly issued, fully paid and nonassessable; provided, however, that such shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth in the Subscription Agreement or as otherwise required by such laws at the time a transfer of such shares is proposed.

b.	The number and kind of securities issuable to PG pursuant to this Agreement shall be subject to adjustment from time to time upon the happening of any of the following. In case eMerge shall (i) pay a dividend in shares of eMerge Common Stock or make a distribution in shares of eMerge Common Stock to holders of its outstanding eMerge Common Stock, (ii) subdivide its outstanding shares of eMerge Common Stock into a greater number of shares, (iii) combine its outstanding shares of eMerge Common Stock into a smaller number of shares of eMerge Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of shares issuable immediately prior thereto shall be adjusted so that PG shall be entitled to receive the kind and number of shares or other securities of eMerge which it would have owned or have been entitled to receive had such shares been issued in advance thereof. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

c.	For purposes of clarity, PG must complete all of those items comprising a particular Milestone Event before the issuance of eMerge Common Stock shall occur.

d.	As of the date hereof, eMerge has 4,113,502 shares of Common Stock, par value $0.01 per share, issued and 4,030,578 shares of Common Stock, par value $0.01 per share, outstanding.

2.2	Records and Reporting. PG shall keep and maintain written records pertaining to its activities to market, promote and sell the eMerge Products during the Term. Such records will be recorded in sufficient detail to permit eMerge to confirm the accuracy of each Milestone Event.

2.3	Exception. Notwithstanding any provision to the contrary in this Agreement, including Section 2 hereof, under no circumstances shall eMerge be required to issue those shares of eMerge Common Stock set forth in Section 2.1 upon the completion of any Milestone Event to the extent that following such issuance, the Subscriber would, individually or as part of a “group” (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly own 20% or more of the outstanding eMerge Common Stock or 20% or more of the voting power outstanding, in either case without prior stockholder approval.

3.	Charges Applicable to PG Customers.

3.1	The eMerge Products. PG customers purchasing the eMerge Products as a result of PG’s sales and promotion efforts, as described herein, excluding eMerge customers existing prior to the Effective Date, will be charged the rates outlined in Exhibit C attached hereto (the “Pricing Schedule”).

3.2	Adjustment. Notwithstanding the foregoing, eMerge shall have the right to adjust, at any time and in its sole discretion, the pricing terms, including the charges set forth in Section 3.1, applicable to the eMerge Products or any other products and services.

4.	Relationship Between the Parties. The parties agree and acknowledge that the relationship of the parties is in the nature of an independent contractor. This Agreement shall not be deemed to create a partnership or joint venture and neither party shall be deemed to be the other party’s agent, partner, employee or representative and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity or to make commitments of any kind for the account of, or on behalf of, the other party, except to the extent, and for the purposes, expressly provided for and set forth herein.

5.	Expenses. Each party shall bear in entirety its own costs and expenses, including all costs for marketing, promotion, advertising, promotional materials, professional education, public relations, outside services and expenses incurred by a party which relate directly to this Agreement and other activities related to this Agreement.

6.	Term and Termination.

6.1	Initial Term and Renewal Terms. This Agreement shall commence on the Effective Date and, unless earlier terminated or extended pursuant to this Section 6, shall expire twenty-four (24) full calendar months after the Effective Date (including any renewals, the “Term”). This Agreement will automatically renew for successive one (1) year terms unless either party provides written notice to the other party of its intention not to renew at least sixty (60) days prior to the expiration of the then-current term.

6.2	Termination for Cause.

a.	Either party may terminate this Agreement upon written notice to the other party if the other party materially breaches any of the provisions of this Agreement and fails to cure such breach within thirty (30) days following written notice from the non-breaching party specifying the breach.

b.	Either party may terminate this Agreement upon written notice to the other, if such other party is or becomes insolvent, appoints a receiver or trustee over itself or its assets, or if any petition, proceeding or other action under any bankruptcy laws is filed by such other party, and not dismissed or otherwise favorably resolved within sixty (60) days.

6.3	Termination for Convenience. Either party may, at its sole discretion and without prejudice to any other right or remedy, terminate this Agreement for convenience, effective thirty (30) days following written notice to the other party; provided, however, that the termination right granted in this Section 6.3 may only be exercised upon the completion of all Milestone Events set forth in Section 2.1 above.

6.4	Termination of Rights. Upon termination or expiration of this Agreement, all rights granted and appointments made hereunder shall cease and be of no further force or effect, and PG shall have no further right to market, promote or sell the eMerge Products.

6.5	Survival. The termination of this Agreement shall not relieve either party of any obligation or liability accrued prior to termination. Additionally, the following provisions shall survive any termination, expiration, or cancellation of this Agreement: Sections 1.3, 3.2, 7, 9, 10, 11, 12, 13.2, 13.5 and 13.6.

7.	Intellectual Property. The parties acknowledge and agree that (i) all intellectual property in any eMerge Products, software, systems and documentation and other preexisting Materials of eMerge (collectively, the “eMerge Property”), as between eMerge and PG, shall be the property of eMerge; (ii) all intellectual property in any PG products, software, systems and documentation and other preexisting Materials of PG (collectively, the “PG Property”), as between PG and eMerge, shall be the property of PG; (iii) any intellectual property in any improvement, modification, derivation, revision, condensation, transformation, expansion or adaptation of any eMerge Property, which may be developed by eMerge in the course of this Agreement, whether alone or jointly with PG (collectively, an “eMerge Work”), as between eMerge and PG, shall be the property of eMerge; (iv) any intellectual property in any improvement, modification, derivation, revision, condensation, transformation, expansion or adaptation of any PG Property, which may be developed by PG in the course of this Agreement, whether alone or jointly with eMerge (collectively, a “PG Work”), as between PG and eMerge, shall be the property of PG; and (v) to the extent the parties develop, individually or jointly, any intellectual property in connection with PG’s marketing, promotion and selling efforts under this Agreement that does not constitute an eMerge Work or a PG Work, the parties shall agree as to the ownership of such intellectual property in a separate agreement. “Materials” means literary works or other works of authorship, such as software code (source and object code), software programs, program listings, programming tools, methodology, user manuals, reports, drawings, and other written documentation and machine-readable text and files.

8.	eMerge Trademarks.

8.1	License to Trademarks. eMerge grants to PG a limited, irrevocable, non-exclusive right and license during the Term to reproduce the eMerge trademarks as necessary for the sole purpose of allowing PG to market and promote the eMerge Products, all in accordance with the terms of this Agreement and eMerge’s policies regarding the reproduction of the trademarks. All use of the trademarks shall be in accordance with eMerge’s specifications and shall inure to the benefit of eMerge. Upon termination or expiration of this Agreement, PG shall immediately cease its use and reproduction of the trademarks. PG shall not take any action that may jeopardize eMerge’s intellectual property rights or acquire any right in the trademarks.

8.2	Trademark Notices. PG shall include a notice in the following form on any brochures, documentation, web pages, screen displays, or other materials that promote or market the eMerge Products or any PG product or services that incorporates or utilizes the eMerge Products in which any eMerge trademark is displayed: “[Insert Trademark] is a trademark of eMerge Interactive, Inc.”

9.	Confidentiality.

9.1	Confidential Information. “Confidential Information” means all information related to the business of the disclosing party that would reasonably be considered proprietary or confidential, including, but not limited to, the object code and source code of the software, system architecture, documentation, trade secrets, algorithms, pricing information, business methods, business and technical plans, research and test results, including the results of any performance or benchmark tests or evaluation of systems, employee lists and data, customer lists and data, financial information, technical information, business plans, organization plans, and internal policies.

9.2	Exclusions. Confidential Information does not include information that the receiving party can demonstrate through written documentation (i) is or becomes publicly available through no act or omission of the receiving party; (ii) the disclosing party discloses to a third party without restriction on further disclosure; (iii) is rightfully disclosed to the receiving party by a third party without restriction on disclosure; (iv) is independently developed by the receiving party without access to the disclosing party’s Confidential Information; or (v) is previously known to the receiving party without nondisclosure obligations.

9.3	Nondisclosure. Each party agrees that it will not disclose to any third party any Confidential Information belonging to the other party without the other party’s prior written consent. Each party agrees that it will not use the Confidential Information of the other party except as authorized in this Agreement. Each party further agrees that it will maintain the confidentiality of all Confidential Information of the other party and prevent the unauthorized disclosure or use of any Confidential Information by its clients, customers, employees, subcontractors, representatives or any other persons. In no event shall any party use less care to maintain the Confidential Information of the other party than it uses to maintain the confidentiality of its own similar non-public information. Each party further agrees to notify the other in writing of any misuse or misappropriation of the other party’s Confidential Information that may come to its attention. Upon termination of this Agreement or at any time upon request by the owner thereof, and except as otherwise specifically stated herein, the recipient shall return all Confidential Information of the other party in its possession or control.

9.4	Required Disclosure. Notwithstanding the provisions of this Section 9, eMerge may disclose any Confidential Information if such disclosure is required under applicable law or regulation, the rules of the New York Stock Exchange or pursuant to the terms of a valid, effective subpoena or order issued by a court or governmental agency of competent jurisdiction.

9.5	Inside Information. PG hereby acknowledges that it is aware, and that PG will advise its representatives who receive the Confidential Information, that the United States securities laws prohibit any person who has material, nonpublic information concerning the matters which are the subject of this

Agreement from purchasing or selling securities of eMerge and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including any of PG’s representatives) is likely to purchase or sell such securities.

10.	Representations and Warranties.

10.1	eMerge Disclaimer of Warranties. EXCEPT FOR ANY EXPRESS WARRANTIES MADE IN THIS SECTION 10, EMERGE MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH REGARD TO THE EMERGE PRODUCTS, SYSTEMS, SOFTWARE, DOCUMENTATION OR ANY SERVICES COVERED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EMERGE DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS THAT THE EMERGE PRODUCTS ARE ERROR-FREE OR REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE EMERGE PRODUCTS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

10.2	PG Disclaimer of Warranties. EXCEPT FOR ANY EXPRESS WARRANTIES MADE IN THIS SECTION 10, PG MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH REGARD TO THE SERVICES COVERED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.	Limitation of Liability.

11.1	Exclusion of Liability. NEITHER PARTY WILL BE LIABLE, UNDER ANY CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF OR DAMAGE TO DATA, LOSS OF ANTICIPATED REVENUE OR PROFITS, WORK STOPPAGE OR IMPAIRMENT OF OTHER ASSETS, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EMERGE’S LIABILITY UNDER THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE VALUE, DETERMINED AS OF THE EFFECTIVE DATE, OF THE EMERGE COMMON STOCK ACTUALLY ISSUED BY EMERGE TO PG UNDER THIS AGREEMENT.

12.	Indemnification. Each party will defend, indemnify and hold harmless the other party, its affiliates, and the respective current, future and former officers, directors, employees, successors and assigns of each of the foregoing, and each of the foregoing persons or entities (the “Indemnitees”) on demand, from and against any and all claims, liabilities, fines, interest, costs, expenses, damages and losses (“Indemnified Losses”) incurred by the Indemnitees to the extent that such Indemnified Losses arise out of or are related to the conduct, negligence, willful misconduct, misrepresentation, breach of warranty or other breach of this Agreement on the part of the indemnifying party or any of its current, future and former officers, directors, employees or other agents.

13.	General.

13.1	Force Majeure. Neither eMerge nor PG shall be liable to the other for delays in the performance of or completion of this Agreement, if such delay is caused by riots, wars, terrorism, government regulations, fire, flood, or other acts of God; provided, however, that the party whose performance is prevented shall use reasonable diligent efforts to cure such failure and mitigate the results of such failure.

13.2	Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to principles of choice of law (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. The Uniform Computer Information Transactions Act as enacted in any jurisdiction (“UCITA”) shall not apply to this Agreement or any performance hereunder, and the parties expressly opt out of the applicability of UCITA to this Agreement.

13.3	Notices. All notices and correspondence relating to this Agreement shall be considered effective five (5) days after delivery by registered or certified mail with return receipt requested and correctly addressed to the parties as set forth in this Agreement or at such other address as designated. Notices delivered to eMerge shall be directed to the attention of the Corporate Legal Administrator, eMerge Interactive, Inc., 10305 102nd Terrace, Sebastian, FL, 32958, and notices delivered to PG shall be directed to the attention of Jason Anderson, Power Genetics Company, 416 Center Avenue, Holbrook, Nebraska 68948.

13.4	Assignment. Neither Party may assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. The assigning Party shall remain fully liable for and shall not be relieved from the full performance of all obligations under this Agreement.

13.5	Entire Agreement. This Agreement contains the full and final agreement between the parties to this Agreement with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations, representations and agreements, written or oral, regarding the subject matter hereof, and the parties hereto shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained in this Agreement.

13.6	Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect to the fullest extent permitted by applicable law.

13.7	Amendment and Waiver. Any waiver, amendment or modification of any provision of this Agreement must be in writing. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except as specifically set forth in writing. The failure of either party to exercise any right provided for by this Agreement shall not be deemed a waiver of such right.

13.8	Counterparts; Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy of this Agreement, including any and all signature pages, shall be deemed an original.

THIS SPACE INTENTIONALLY LEFT BLANK

WITNESS the signature of the duly-authorized representative of each party, as of the Effective Date.

eMerge Interactive, Inc.		Power Genetics Company

By:	/s/ DAVID C. WARREN	By:	/s/ JASON ANDERSON
	(Signature)		(Signature)

Name:	David C. Warren	Name:	Jason Anderson
	(Print or Type)		(Print or Type)

Title:	President & CEO	Title:	Secretary
	(Print or Type)		(Print or Type)

Date:	July 7, 2006	Date:	July 7, 2006